Town Sports International, Inc. Announces Extension Of Cash
Tender Offer for Outstanding Debt Securities
NEW YORK, June 2, 2006 — Town Sports International, Inc. (the “Company”) announced today that it has extended its cash tender offer to purchase up to $85,000,000 aggregate principal amount of its 9 5/8% senior notes due 2011 (“Notes”). The tender offer, which was to have expired as of Midnight (New York City time) on June 1, 2006 has been extended until Midnight (New York City time) on June 7, 2006. All other terms of the tender offer remain unchanged.
The tender offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement (the “Statement”), which more fully set out the terms of the tender offer.
The Company has engaged Deutsche Bank Securities Inc. to act as the exclusive dealer manager and consent solicitation agent for the Tender Offer and Consent Solicitation. Copies of the Statement and Letter of Transmittal and Consent may be obtained from, and questions regarding the Tender Offer and Consent Solicitation may be directed to, the information agent, MacKenzie Partners, Inc., which can be reached at (212) 929-5500 (collect) and toll-free at (800) 322-2885. For questions concerning delivery by means of the Automated Tender Offer Program please contact The Bank of New York, the Depositary for the Tender Offer and the Solicitation, at (212) 815-6331.
This press release is for informational purposes only and is not an offer to purchase any Notes. The offer may be made only pursuant to the terms of the Statement and Letter of Transmittal and Consent.
About Town Sports International, Inc.:
The Company is a wholly owned subsidiary of Town Sports International Holdings, Inc.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of health clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 142 fitness clubs and 432,000 members as of March 31, 2006. In addition, as of March 31, 2006, the Company operates three clubs in Switzerland with approximately 6,000 members. For more information on TSI visit www.mysportsclubs.com.
Town Sports International Holdings, Inc., New York
Investor Contact:
Integrated Corporate Relations
Joseph.teklits@icrinc.com or
investor.relations@town-sports.com

This press release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions, including the ability to satisfy the conditions to consummate the Tender Offer. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.